Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS AND ENERGY
TRANSFER PARTNERS ANNOUNCE CUSTOMER
COMMITMENTS FOR NEW PIPELINE PROJECT
     HOUSTON and DALLAS, Oct. 1, 2008 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and Energy Transfer Partners, L.P. (NYSE: ETP) today announced the two companies have entered into a 50/50 joint venture, Fayetteville Express Pipeline, LLC (FEP), to develop a new pipeline. The approximately 187-mile pipeline will originate in Conway County, Ark., continue eastward through White County, Ark., and terminate at an interconnect with Trunkline Gas Company in Quitman County, Miss. The pipeline will have an initial capacity of 2.0 billion cubic feet per day. Pending necessary regulatory approvals, the approximately $1.3 billion pipeline project is expected to be in service by late 2010 or early 2011. FEP has secured binding 10-year commitments totaling 1.575 million dekatherms per day (dth/day), including 1.2 million dth/day from Southwestern Energy Services, a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN), and 375,000 dth/day with an option for an additional 125,000 dth/day from Chesapeake Energy Marketing, Inc., an affiliate of Chesapeake Energy Corporation (NYSE: CHK).
     The new pipeline will also interconnect with Natural Gas Pipeline Company of America (NGPL) in White County, Ark., Texas Gas Transmission in Coahoma County, Miss., and ANR Pipeline Company in Quitman County, Miss. NGPL is operated and partially owned by Knight, Inc. Knight owns the general partner of KMP.
     “We are excited about teaming up with ETP on this project,” said KMP Chairman and CEO Richard D. Kinder. “Adding new pipeline access and capacity in the Fayetteville Shale through projects like FEP is important in meeting America’s future energy needs and limiting future hurricane interruptions to the marketplace. This pipeline project represents another exciting growth opportunity for KMP.”
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     “The FEP project will provide shippers in the Arkansas Fayetteville Shale with much needed takeaway capacity, flexibility and access to markets,” said Lee Hanse, Senior Vice — President of Energy Transfer. “We are excited about the opportunity to partner with KMP and the continued implementation of our growth strategy.”
     To gauge further shipper interest, FEP is conducting a binding open season beginning at 5 p.m. CDT on Oct. 8 and ending at 3 p.m. CDT on Nov. 7. Depending on shipper support during the open season, capacity on the proposed pipeline may be increased.
     Shippers seeking additional information on the project or shippers seeking open season materials beginning Oct. 8 should contact David Matney at (713) 369-9218, Laura Heckman at (713) 369-9436 or Luke Fletcher at (210) 403-6492. Open season information will be available on Kinder Morgan’s web site www.kindermorgan.com and on Energy Transfer’s website at www.energytransfer.com. As a new interstate pipeline, the project will be under the jurisdiction of the Federal Energy Regulatory Commission.
     Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates more than 25,000 miles of pipelines and 165 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America. One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $22 billion. The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.
     Energy Transfer Partners, L.P. (NYSE: ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,450 miles of intrastate pipeline in service, with approximately 350 miles of intrastate pipeline under construction. In addition, ETP owns 2,400 miles of interstate pipeline in service, with approximately 250 miles of interstate
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pipeline under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
     Energy Transfer Equity, L.P. (NYSE: ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units.
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan and Energy Transfer believe that their expectations are based on reasonable assumptions, they can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s and Energy Transfer’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

Joe Hollier	Vicki Granado
Media Relations	Media Relations
Kinder Morgan	Granado Communications Group
(713) 369-9176	(214) 504-2260 office
(214) 498-9272 cell

Mindy Mills	Brent Ratliff
Investor Relations	Investor Relations
Kinder Morgan	Energy Transfer
(713) 369-9490	(214) 981-0700
www.kindermorgan.com	www.energytransfer.com
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